EXHIBIT C
                              ---------

                          Altrex Incorporated
                     (A Development Stage Company)
                       Unaudited Balance Sheets
              As of December 31, 1999 and September 30, 2000

                                        December 31,    September 30,
                                            1999            2000
                                       ------------     -----------

ASSETS
Cash                                    $         0      $        0
Organization Costs                                0               0
Accumulated Amortization                          0               0
                                        ------------     -----------

Total Assets                            $         0      $        0
                                        ============     ===========

LIABILITIES
Accounts Payable                        $         0      $        0
                                        ------------     -----------

STOCKHOLDERS' EQUITY
Common Stock:
Paid-In Capital, Par Value $0.001 per
Share, 75,000,000 Shares Authorized,
25,000,000 Shares Outstanding           $    2,500       $    2,500
Paid In Capital In Excess of Par Value       5,000            5,000
(Deficit) Accumulated During Development
Stage                                       (7,500)          (7,500)
                                        -----------      -----------

Total Stockholders' Equity              $        0       $        0
                                        -----------      -----------

Total Liabilities and Stockholders'
Equity                                  $        0       $        0
                                        ===========      ===========

         See accompanying notes to financial statements.

                         Altrex Incorporated
                     (A Development Stage Company)
                      Unaudited Income Statements
             For the Three Months Ended September 30, 1999 and
                    September 30, 2000 and for the Period
        From Inception (October 20, 1998) through September 30, 2000


                               Three Months   Three Months    Inception
                                   Ended          Ended        Through
                               September 30,  September 30,  September 30,
                                    1999          2000           2000
                               ------------   ------------   ----------
Operating Revenues              $        0     $        0     $       0

Operating Expenses                       0              0         7,500
                               ------------   ------------   -----------

Net Income (Loss)               $        0     $        0     $   7,500
                               ============   ============   ===========

Per Share Information:
Basic and Diluted (Loss)
per Common Share                $    (0.00)    $    (0.00)    $   (0.00)

Weighted Average Shares
Outstanding (1)                 25,000,000     25,000,000    24,928,178


           See accompanying notes to financial statements.

                          Altrex Incorporated
                      (A Development Stage Company)
                        Statements of Cash Flows
             For the Three Months Ended September 30, 1999 and
                    September 30, 2000 and for the Period
        From Inception (October 20, 1998) through September 30, 2000


                             Three Months    Three Months      Inception
                                 Ended          Ended           Through
                             September 30,   September 30,    September 30,
                                  1999           2000             2000
                             ------------    ------------     -----------

Net Income (Loss)             $        0     $         0      $  (7,500)
                             ------------    ------------     -----------

Adjustments to Reconcile Net
Income to Net Cash Provided
From Operating Activities:
Amortization of Start-Up
Costs                                  0               0           7,500
                             ------------    ------------     -----------

Net Cash Provided From (Used In)
Operating Activities                   0               0               0

Cash Flows From (Used In)
Investing Activities:
Organization Costs                     0               0          (7,500)

Cash Flows From (Used In)
Financing Activities:
Common Stock Sold for Cash             0               0           7,500
                             ------------   -------------    ------------
Net Increase (Decrease)
in Cash                                0              0               0

Cash at Beginning of Period            0              0               0
                            -------------   -------------    ------------

Cash at End of Period          $       0     $        0      $        0
                            =============   =============    ============


          See accompanying notes to financial statements.

                       Altrex Incorporated
                  (A Development Stage Company)
              Notes to Unaudited Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Altrex Incorporated have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. The results of the interim periods presented herein are not necessarily indicative of the results to be expected for any other interim period or the full year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1999 included in the Company's Form 10-KSB Annual Report for the year ended December 31, 1999.